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                                                                     EXHIBIT k.2

                        ADMINISTRATIVE SERVICES AGREEMENT


         This ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 15th day of May, 2002 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator") and AIM SELECT REAL ESTATE INCOME FUND, a Delaware business trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, the Trust is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Trust, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Trust and its shareholders; and

         WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Trust and its shareholders, and has requested that the Administrator perform such services;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

                  (a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

                  (b) supervising the operations of the custodian(s), transfer agent(s), dividend paying agent(s) for the Trust, auction agent(s) for Trust's preferred shares, if issued, and other agents as agreed upon by the Trust and the Administrator from time to time;

                  (c) supervising the Trust's relationship with any stock exchange on which the Trust's common shares are listed; and

                  (d) such other administrative services as may be furnished from time to time by the Administrator to the Trust at the request of the Trust's Board of Trustees.

         2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust's Board of Trustees.

         3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Trust shall reimburse the Administrator for expenses incurred


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by them or their affiliates in accordance with the methodologies established from time to time by the Trust's Board of Trustees. Such amounts shall be paid to the Administrator on a monthly basis.

         4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         5. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. This Agreement shall become effective on the date first above written and shall continue in effect for an initial period of two years from the date first above written and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                  (a) (i) by the Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

                  (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

         This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

         8. This Agreement may be amended or modified but only by a written instrument signed by both the Trust and the Administrator.

         9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

         11. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.


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         12. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

         13. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                              A I M ADVISORS, INC.



Attest:  /s/ OFELIA M. MAYO                   By: /s/ ROBERT H. GRAHAM
         ---------------------------              ------------------------------
         Assistant Secretary                      President

(SEAL)


                                              AIM SELECT REAL ESTATE INCOME FUND



Attest:  /s/ OFELIA M. MAYO                   By: /s/ ROBERT H. GRAHAM
         ---------------------------              ------------------------------
         Assistant Secretary                      President

(SEAL)